Exhibit 77(c)


                 Matters submitted to a Vote of Security Holders

On November 15, 2007, a Special Meeting of Shareholders for ING VP Intermediate Bond Portfolio was held at which the shareholders were asked to approve the following proposals: (3A) to modify the fundamental investment restriction on concentration; (3B) to modify the fundamental investment restriction on diversification; (3C) to modify the fundamental investment restriction on borrowing; (3D) to modify the fundamental investment restriction on lending;
(3E) to modify the fundamental investment restriction on underwriting; (3F) to modify the fundamental investment restriction on real estate; (3G) to modify the fundamental investment restriction on senior securities; (3H) to modify the fundamental investment restriction on commodities; (4) to reclassify the investment objective of each Fund as non-fundamental; and (5) to approve a "Manager-of-Managers" arrangement for the Portfolio to permit the Portfolio's investment adviser, subject to prior approval by the Board, to enter into and materially amend agreements with unaffiliated sub-advisers without obtaining the approval of the Portfolio's shareholders.

                                                    Shares
                                                    voted
                                Shares voted      against or         Shares       Total Shares
                     Proposal        for           withheld        abstained         Voted
                     --------        ---           --------        ---------         -----
ING VP Intermediate
Bond Portfolio          3A      169,565,638.756   7,922,951.153   8,378,700.328   185,867,290.237
                        3B      170,169,118.420   7,725,210.902   7,972,960.915   185,867,290.237
                        3C      168,818,464.229   8,504,012.991   8,544,813.017   185,867,290.237
                        3D      168,925,379.367   8,465,124.163   8,476,786.707   185,867,290.237
                        3E      169,528,352.836   7,727,139.603   8,611,797.798   185,867,290.237
                        3F      169,955,150.730   7,349,738.010   8,562,401.497   185,867,290.237
                        3G      170,293,866.397   7,245,969.234   8,327,454.606   185,867,290.237
                        3H      170,990,486.362   7,104,628.575   7,772,175.300   185,867,290.237
                        4       172,807,762.964   6,124,488.686   6,935,038.587   185,867,290.237
                        5       168,238,500.284   10,835,180.50   6,793,609.448   185,867,290.237